Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CHRONOSCALE HOLDINGS CORPORATION

ChronoScale Holdings Corporation, a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “NRS”),

DOES HEREBY CERTIFY:

1.	That the name of the corporation is ChronoScale Holdings Corporation, and that the corporation was organized as a Nevada corporation pursuant to the Chapter 78 of the NRS on June 18, 2026.

2.	The corporation filed a Certificate of Designation on July 1, 2026, in order to authorize certain Series B Preferred Convertible Stock (the “Series B Certificate of Designation”).

3.	That the corporation’s board of directors duly adopted resolutions proposing to amend and restate the Articles of Incorporation of this corporation currently in effect, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders.

4.	That these Amended and Restated Articles of Incorporation, which amend and restate the provisions of the Corporation’s Articles of Incorporation currently in effect, have been duly adopted in accordance with NRS 78.315, 78.320, and 92A.134.

RESOLVED, that Pursuant to the provisions of Title 7, Chapter 78 of the NRS, the Articles of Incorporation of the Corporation currently in effect be amended and restated in their entirety to read as follows:

FIRST. The name of the corporation is ChronoScale Holdings Corporation (the “Corporation”).

SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

THIRD. The total number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000, consisting of 290,000,000 shares of common stock, par value of $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”). Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of the Corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Section 3 of Article FOURTH of these Articles of Incorporation, or (ii) as otherwise provided by the NRS, as amended from time to time.

FOURTH. The Board of Directors of the Corporation shall be, and hereby is, authorized and empowered, subject to such limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in a class or series, and by filing a certificate of designation pursuant to NRS 78.1955, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions of each such class or series. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to determination of the following:

1.	The number of shares constituting such class or series and the distinctive designation of such class or series;

2.	The dividend rate on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such class or series;

3.	Whether such class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether such class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for the adjustment of the conversion rate, in such events as the Board of Directors shall determine;

5.	Whether the shares of such class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption. which amount may vary in different circumstances and at different redemption dates;

6.	Whether such class or series shall have a sinking fund for the redemption or purchase of shares of such class or series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such class or series; and

8.	Any other relative rights, preferences and limitations of such class or series.

Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to any dividends being paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to holders of shares of Preferred Stock of all classes and series shall be insufficient to pay such holders the full and complete preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all classes and series of Preferred Stock in accordance with the respective preferential amounts, including unpaid cumulative dividends, if any, payable with respect thereto.

FIFTH. The personal liability of any director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. Any repeal or modification of this article by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

SIXTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article SIXTH.

SEVENTH. Capital stock issued by the Corporation after the amount of the subscription price or par value therefor has been paid in full shall not be subject to pay debts of the Corporation, and no capital stock issued by the Corporation and for which payment has been made shall ever be assessable or assessed.

EIGHTH. In furtherance and not in limitation of the powers conferred by the State of Nevada:

1.	The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. Directors shall be elected by the holders of shares entitled to vote thereon at the annual meeting of shareholders and until their respective successor has been elected and qualified.

2.	Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) or more of the voting power of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders of the Corporation called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the provisions of Section 2 of this Article EIGHTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

3.	Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

4.	Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide.

NINTH. The period of existence of the Corporation shall be perpetual.

TENTH. No contract or other transaction between this Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this Corporation, and no act of this corporation shall in any way be affected or invalidated solely by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of the Corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation, or a majority thereof; and any director of this Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with the same force and effect as if he or she were not such director or officer of such other corporation or not so interested.

ELEVENTH. All of the powers of the Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this Corporation, except by the vote of the holders of not less than two thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote upon the election of directors.

TWELFTH. That certain Series B Certificate of Designation, which was filed with the Nevada Secretary of State on July 1, 2026, a copy of which has been attached hereto as Exhibit A, is incorporated herein and shall remain in full force and effect as of the effective date hereof.

THIRTEENTH.

1.	To the fullest extent permitted by the laws of the State of Nevada and in accordance with NRS 78.070(8), (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (A) Applied Digital Corporation, a Nevada corporation (together with its subsidiaries, “APLD”), any directors who are employees of or Affiliates (other than the Corporation or its subsidiaries) of APLD or any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such director who is also an employee of the Corporation or its subsidiaries), or (B) any director or stockholder who is not employed by the Corporation or its subsidiaries (each such person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (X) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (Y) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person. Notwithstanding the foregoing, the preceding sentence of this Section 1 of Article THIRTEENTH shall not apply to any potential transaction or business opportunity that is expressly offered to a director, officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a director, officer or employee of the Corporation or its subsidiaries. For purposes of this Article THIRTEENTH, “Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

2.	To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or business opportunity in accordance with these Articles of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or business opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

3.	To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article THIRTEENTH, except to the extent such actions or omissions are in breach of this Article THIRTEENTH.

FOURTEENTH. The Corporation expressly elects not to be governed by NRS 78.411 through NRS 78.444, inclusive, as from time to time in effect or any successor provision thereto.

FIFTEENTH. The following provisions are adopted pursuant to, and by specific reference to, NRS 92A.134, and shall remain in effect for a period of not less than two (2) years after the effective date hereof, being the date on which the restructuring merger by and among the Corporation, ChronoScale Intermediate LLC (f/k/a ChronoScale Corporation) (“ChronoScale LLC”) and CHRN Merger Sub, a Nevada corporation (“Merger Sub”) was consummated pursuant to NRS 92A.134 (the “Restructuring Merger”):

1.	ChronoScale LLC will be managed by its members.

2.	The approval of at least a majority of the voting power of the stockholders of the Corporation shall be required, in addition to any vote or other approval required by Chapter 92A of the NRS or the organizational documents of the Corporation or ChronoScale LLC, for:

(a)	Any merger in which ChronoScale LLC is a constituent entity, other than a merger of ChronoScale LLC with another entity that is wholly owned by the Corporation immediately before the effective time of such merger, that requires the approval of the owners of ChronoScale LLC;

(b)	Any sale of the assets of ChronoScale LLC that would require the approval of the stockholders pursuant to NRS 78.565 if ChronoScale LLC were a domestic corporation, regardless of whether ChronoScale LLC is then a domestic corporation, provided that no approval pursuant to this Section 2(b) of this Article FIFTEENTH shall be required in connection with the mortgage or pledge of such assets made in good faith and not in circumvention of any other approval required pursuant to this Section 2;

(c)	Any sale, exchange, transfer or other disposition of the owner’s interests of ChronoScale LLC holding greater than a majority of the voting power of such owner’s interests, provided that no approval pursuant to this Section 2(c) of this Article FIFTEENTH shall be required in connection with the mortgage or pledge of such owner’s interests made in good faith and not in circumvention of any other approval required pursuant to this Section 2; or

(d)	Dissolution or other termination of the existence of ChronoScale LLC.

3.	For the avoidance of doubt, for purposes of NRS 92A.134, with respect to the Restructuring Merger:

a.	the Corporation is the “holding corporation;”

b.	ChronoScale LLC is the “surviving corporation;” and

c.	Merger Sub is the “merging subsidiary.”

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of the Corporation on this 1 day of July, 2026.

/s/ Jerome Wong
Name:	Jerome Wong
Title:	Chief Financial Officer

[Signature Page to A&R Articles of Incorporation – ChronoScale Holdings]